Exhibit 99.1

BWX Technologies Announces Pricing of Senior Notes Offering

(LYNCHBURG, Virginia - June 9, 2020) - BWX Technologies, Inc. (NYSE:BWXT) (“BWXT”) announced today that it has priced its previously announced offering of $400 million aggregate principal amount of 4.125% senior notes due 2028 (the “Notes”) in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”). The Notes will be guaranteed by each of BWXT’s present and future direct and indirect wholly owned domestic subsidiaries that is a guarantor under BWXT’s credit facility.

BWXT intends to use the net proceeds from the offering of the Notes (1) to repay in full all indebtedness outstanding under its senior secured term loans, (2) to repay a portion of the amount outstanding under its senior secured revolving credit facility and (3) to pay all fees and expenses related to the offering. The consummation of the offering of the Notes is expected to be completed on June 12, 2020, subject to customary closing conditions.

The Notes and the related guarantees have not been registered under the Act or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption. The Notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

BWXT cautions that this press release contains forward-looking statements, including, without limitation, statements regarding the anticipated offering of the Notes, the repayment of indebtedness under the senior secured term loans and the senior secured revolving credit facility and the other expected use of proceeds. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, material adverse changes in economic or industry conditions generally and the market demand for the Notes. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed or implied in these forward-looking statements. For a more complete discussion of other risk factors affecting BWXT, see BWXT’s filings with the Securities and Exchange Commission, including BWXT’s annual report on Form 10-K for the year ended December 31, 2019 and BWXT’s quarterly report on Form 10-Q for the quarter ended March 31, 2020. BWXT cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About BWXT

At BWX Technologies, Inc. (NYSE:BWXT), we are People Strong, Innovation Driven. Headquartered in Lynchburg, Va., BWXT provides safe and effective nuclear solutions for national security, clean energy, environmental remediation, nuclear medicine and space exploration. With approximately 6,600 employees, BWXT has 12 major operating sites in the U.S. and Canada. In addition, BWXT joint ventures provide management and operations at more than a dozen U.S. Department of Energy and NASA facilities.

Investor Contact:	Media Contact:
Mark Kratz	Jud Simmons
Director, Investor Relations	Director, Media and Public Relations
980-365-4300	434-522-6462
investors@bwxt.com	hjsimmons@bwxt.com